Exhibit 5.2

August 6, 2025

Iron Horse Acquisitions Corp. II

851 Broken Sound Parkway Nw

Boca Raton, FL 33487

Re:	Iron Horse Acquisitions Corp. II

Ladies and Gentlemen:

We have acted as U.S. counsel to Iron Horse Acquisitions Corp. II, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-284331, as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering (the “Offering”) of (i) 20,000,000 units (the “Units”), with each Unit consisting of one ordinary share, $0.0001 par value per share of the Company (each an “Ordinary Share”), and one right (each, a “Right”), each Right entitling the holder thereof to receive one-tenth (1/10) of one Share upon the consummation of an initial business combination; (ii) up to 3,000,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) all Shares and Rights issued as part of the Units and Over-Allotment Units; and (iv) all Shares issuable upon conversion of the Rights included in the Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. We have assumed, with your approval and without any independent investigation, the due authorization, execution, delivery and performance of each of the agreements governing the Rights and the Units by the respective parties thereto and the extension of consideration thereunder by the respective parties thereto. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Rights and the Units contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion solely as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands, which such matters have been passed upon for you, insofar as the filing of the Registration Statement is concerned, by Maples and Calder (Cayman) LLP.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. When the Units are issued, delivered and paid for in accordance with the terms of the underwriting agreement (the “Underwriting Agreement”) between the Company and Cantor Fitzgerald & Co., the representative of the underwriters in the Offering, each Unit will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. When the Rights included in the Units are issued, delivered and paid for in accordance with the Underwriting Agreement, each Right will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP